UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2010
WILMINGTON TRUST CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-14659	51-0328154

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Wilmington Trust Corporation Rodney Square North 1100 North Market Street Wilmington, Delaware	19890

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (302) 651-1000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.
On December 22, 2010, Wilmington Trust Corporation amended its Supplemental Executive Retirement Plan (the “SERP”) to (1) provide a pre-retirement survivor benefit for participants in the SERP who are eligible for retirement but die before retirement and (2) make certain other technical amendments. The foregoing description is a summary and is qualified in its entirety by the amended and restated SERP, a copy of which is attached hereto as Exhibit 10.1.
In addition, on December 22, 2010, the Corporation, by means of a letter to Donald E. Foley, the Corporation’s Chief Executive Officer, acknowledged in writing by Mr. Foley, rescinded certain provisions of the compensation granted to him upon commencement of his employment, consisting of a signing bonus of $1.75 million and a proposed amendment to the SERP granting Mr. Foley 14 years of service credit for purposes of eligibility and vesting in any benefits under the SERP, and agreed to a reduction in the number of shares of restricted stock granted to him in respect of 2010 from 40,026 shares to 23,463 shares.
On December 23, 2010, the Corporation also announced that it increased Mr. Foley’s base salary to $1,500,000 per year and increased the base salary of each of William J. Farrell II and David R. Gibson to $1,000,000 per year, effective December 1, 2010.

Item 9.01 Financial Statements and Exhibits.

Exhibit

10.1	Amended and Restated Supplemental Executive Retirement Plan

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Supplemental Executive Retirement Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WILMINGTON TRUST CORPORATION
Date: December 23, 2010	By:	/s/ Michael A. DiGregorio
		Name:	Michael A. DiGregorio
		Title:	Executive Vice President and General Counsel (Authorized officer)